EXHIBIT 10.2

[Date]
[Name]
[Address]
Dear [Name],
The Compensation and Human Resources Committee of the Board of Directors of Citizens Financial Group, Inc. (the “Company”) has approved a Leadership Succession Award (the “LSA”) to you, consisting of restricted stock units (“RSUs”), performance stock units (“PSUs”), and restricted cash.
In consideration for receiving the LSA, you hereby agree that your required level of stock ownership under the Company’s stock ownership guidelines has been increased from three times your base salary to six times your base salary.

[signature page follows]

Citizens Financials Group, Inc.

______________________________
By: Susan LaMonica
Title: Chief Human Resources Officer
Agreed to and accepted

Signature: _______________________________

Print Name: _______________________________

Date:      _______________________________